Exhibit 99.1

NEWS RELEASE

CCNE	Contact: Amy Potter
NASDAQ	Marketing Dept.
L I S T E D	(814) 765-9621

FOR IMMEDIATE RELEASE

RICHARD SLOPPY TO RETIRE, DELL HIRED AS SENIOR VICE PRESIDENT/SENIOR COMMERCIAL LENDING OFFICER

Clearfield, Pennsylvania – May 17, 2013

Joseph B. Bower, Jr., President and CEO of CNB Bank, recently announced that Richard L. Sloppy, Executive Vice President/Senior Commercial Lending Officer, will retire December 31, 2013.

Mr. Sloppy started his banking career in 1973 and has been employed by CNB Bank since 1998. He has directed and coordinated the bank’s commercial lending officers in six counties and managed the bank’s loan portfolio, which has grown from $285 million to $919 million during his years of service at CNB.

“CNB wishes Rick all the best in his retirement and thanks him for the many years of service to our bank and its customers,” stated Mr. Bower.

Concurrent with Mr. Sloppy’s decision, Mr. Bower has appointed Joseph E. Dell, Jr. to be his successor as Senior Vice President/Senior Commercial Lending Officer.

In this position, Mr. Dell will lead CNB’s Commercial Lending Division and will play a significant role in the large and complex commercial loan relationships. Joe will work with other members of the executive team to manage the bank’s commercial loan portfolio and is responsible for developing new business relationships and expanding the bank’s commercial lending presence throughout the western region of Pennsylvania. Mr. Dell also works closely with the executive management team at CNB in the development of strategic goals. His office is located at the bank’s Main office at 1 South Second Street in Clearfield.

Mr. Dell has worked in the financial industry for 30 years in the areas of lending, collections, corporate banking, credit administration, and commercial banking. He most recently served as Chief Lending Officer/Commercial Line of Business Manager for First Security Group, Inc. (FSGI) and FSGBank, NA, headquartered in Chattanooga, Tennessee. Prior to his work in Tennessee, Mr. Dell was the Chief Lending Officer and Commercial Line of Business leader for First Commonwealth Bank, Indiana, PA.

A native of Carmichaels, PA, Joe graduated from Carmichaels High School before earning his B.S. degree in Business Administration from Clarion State College. He continued his education at Waynesburg College and earned his Masters of Business Administration. Joe also graduated from Stonier Graduate School of Banking, as well as several other ABA, RMA, and PBA, commercial banking programs.

Joe and his family will be relocating back to the area from Chattanooga. He and his wife, Molly, have seven children, Joe, Kathy, Lizzie, Jim, Jack, Foster, and Molly. Joe has been involved throughout his career with many local charities, including the United Way, YMCA, and Center for Family Life, and he has coached youth sports throughout.

“We are very pleased to have someone with Joe’s experience join our team,” Mr. Bower went on to say, “Thirty years in community banking with a focus on lending and credit administration make him the ideal individual to help grow our commercial relationships.”

Based on strong, traditional values, CNB is dedicated to being the premier, financial services provider in the area, focused on the changing needs of people and businesses by providing the highest quality service.

CNB Financial Corporation [NASDAQ: CCNE] is a $1.8 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a private banking division and twenty-nine full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.